                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of F.N.B. Corporation and FNB Capital Trust I for the registration of $200,000,000 of common stock, preferred stock, debt securities, warrants and trust preferred securities and to the incorporation by reference therein of our report dated February 5, 2001, with respect to the consolidated financial statements of F.N.B. Corporation and Subsidiaries incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Birmingham, Alabama
December 10, 2001